Exhibit 10.1

Release and Non-Competition Agreement

This Release and Non-Competition Agreement (“Agreement”), is entered into by and between E2open Parent Holdings, Inc. (collectively with its Affiliates and their subsidiaries, the “Company”) and Michael Farlekas (“Executive”). The Company and Executive will be jointly referred to as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the E2open Parent Holdings, Inc. Executive Severance Plan (the “Plan”).

WHEREAS, Executive and E2open, LLC, a Delaware limited liability company and subsidiary of the Company, are party to that certain Employment Letter Agreement, dated as of March 1, 2021 (the “Employment Agreement”);

WHEREAS, the Plan Administrator of the Plan has determined that Executive is an Eligible Employee under the terms of the Plan;

WHEREAS, the Plan requires Executive to sign and not revoke this Agreement in accordance with its terms in order to be eligible for the benefits under the Plan; and

WHEREAS, Executive has carefully read and fully understands all of the provisions and effects of this Agreement, which includes a general release and post-employment restrictions on Executive.

NOW, THEREFORE, Executive and the Company, for the good and sufficient consideration set forth below and intending to be legally bound, agree as follows:

1.
Separation from Employment/Consulting Services.
(a)
Executive has provided notice of Executive’s resignation from employment with the Company, with such resignation and employment termination to be effective at the end of the day on October 10, 2023 (the “Separation Date”). Regardless of whether Executive signs this Agreement, Executive will be paid for all of Executive’s accrued but unused paid time off through the Separation Date. The Company will also pay Executive for all properly reported and reimbursable expenses incurred prior to the Separation Date. Following the Separation Date, Executive shall not be, or represent that Executive is, an employee, agent, or representative of the Company, any of the other Company Releasees (as defined below), or any of their respective funds or portfolio companies and Executive shall take any actions required by the Company to effectuate the foregoing. Further, Executive will immediately and without the need for any additional action be deemed to have resigned from all directorships, committee memberships, officer positions and any other positions that Executive holds with the Company Group (as defined below), and agrees to take any actions as may be reasonably required to effectuate the foregoing. Executive’s execution of this Agreement will be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

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(b)
Notwithstanding the foregoing, and without limiting Executive’s obligations under Section 17 of this Agreement, the Parties may refer to Executive as a “Consultant,” for purposes of internal Company communications, until December 31, 2023 (“Consulting Period”). For the avoidance of doubt, during such time, Executive shall not, unless otherwise agreed by the Executive and an authorized member of the Company’s Board of Directors in writing (including as specified in this Agreement below): (i) perform any work for the Company or its affiliates, (ii) report to the Company’s offices, (iii) attend any events or engagements of the Company or its affiliates, (iv) incur any expenses or create any obligations on behalf of the Company or its affiliates, or (v) speak with any employees, officers, advisors, clients, or other business relations of the Company or any of its affiliates (other than the Interim Chief Executive Officer) about any matters related to the business of the Company or its affiliates. Rather, during the Consulting Period, and without limiting Executive’s obligations under Section 17 of this Agreement, Executive shall, during normal business hours: (A) assist the Company with the transition of Executive’s roles, duties and responsibilities to Executive’s successor(s) (“Transition Matters”); (B cooperate with respect to the implementation of a transition and communication plan as reasonably requested by the Interim Chief Executive Officer, to help the Company retain existing customers and solicit new customers (which shall involve travel and in-person meetings), and may be referred to as a “Strategic Advisor” during the Consulting Period for purposes of such written transition and communication plan and external Company communications with existing and new customers; and, (C) honor the terms of this Agreement, including Section 17 of this Agreement. Executive shall not be entitled to receive any compensation or benefits for providing such services other than as set forth in Section 2 below, except for reasonable business expenses incurred in accordance with Company policy by Executive at the direction of the Company or as agreed by Executive. Any breach of this provision or of this Agreement shall constitute Cause under the Plan and render Executive ineligible for any consideration under Section 2 below or otherwise. Should the Company request Executive to perform any services after the Consulting Period, such services will be performed by Executive pursuant to a written, signed agreement and statement of work that details the compensation to be provided by the Company to Executive for such services.
2.
Severance Benefits. As of the Effective Date of this Agreement set forth below, and subject to Executive’s continued compliance with the provisions of this Agreement, notwithstanding Executive’s resignation of employment as described in Section 1(a), Executive will receive the benefits set forth in Article III of the Plan, as applicable, in accordance with the terms of the Plan including but not limited to the Limitation on Payments in Article IV, the Section 409A provisions in Section 5.13, and the provisions of Section 3.6 and 5.3 thereof. This Agreement shall be governed by the terms of the Plan.
3.
No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the consideration specified in Section 2, except for Executive’s execution and non-revocation of this Agreement and the fulfillment of the promises contained herein. Executive agrees and acknowledges that, as of the Separation Date, the Company has satisfied all of its obligations to Executive, including, without limitation, pursuant to the Employment Agreement and Executive has no further rights under the Employment Agreement.

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4.
Mutual Release of Claims.
(a)
Executive’s Release of Claims. In exchange for the consideration provided to Executive pursuant to this Agreement, Executive, on behalf of Executive and all of Executive’s spouse, heirs, executors, administrators, successors, and assigns (collectively, “Executive Releasors”), hereby knowingly and voluntarily releases and forever waives and discharges the Company and/or its current and former parents, affiliates, subsidiaries, divisions, predecessor companies, related companies, their successors and assigns, their affiliated and predecessor companies and the current and former employees, attorneys, representatives, insurers, equityholders, owners, members, officers, general partners, limited partners, directors and agents thereof, and the current and former trustees or administrators of any pension or other benefit plan applicable to Executive or any other current or former executives of the Company, and investment funds or other investment vehicles managed by any of the foregoing and/or for which they perform services (collectively, with the Company, the “Company Group” and each a “Company Group Member”), and each Company Group Member’s respective current and former directors, members, trustees, controlling shareholders, subsidiaries, general partners, limited partners, affiliates, related companies, divisions, officers, employees, agents, insurers, representatives, and attorneys (collectively with the Company Group, referred to throughout the remainder of this Agreement as “Company Releasees,” and each a “Company Releasee”), of and from any and all claims, including statutory claims, regulatory claims and claims under this Agreement, demands, debts, obligations, promises, controversies, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, rights, actions and causes of action, losses or liabilities of any nature whatsoever in law and in equity and any other claims, liabilities or matters, known or unknown, suspected or unsuspected, foreseen or unforeseen, whether accrued or contingent, which Executive or any of the other Releasors had, has or may have against the Company Releasees, or any of them, from the beginning of time through the Effective Date (defined below), including, but not limited to, by reason of, arising out of, connected with, or concerning Executive’s employment or service with the Company and/or separation from the Company, the Employment Agreement or Plan except claims that the law does not permit Executive or any of the Releasors to waive (collectively, the “Executive Released Claims”). Executive acknowledges that the Released Claims specifically include, but are not limited to, any and all claims for fraud, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, interference with contractual rights, violation of public policy, invasion of privacy, intentional or negligent infliction of emotional distress, whistleblowing laws, intentional or negligent misrepresentation, defamation, libel, slander, or breach of privacy; claims for failure to pay wages, benefits, deferred compensation, commissions, bonuses, vacation / PTO pay, expenses, severance pay, pay in lieu of notice, attorneys’ fees, or other compensation of any sort; claims related to equity or equity-based awards or costs, or other grants, awards, or warrants; claims related to any tangible or intangible property of Executive that remains with the Company; claims for retaliation, harassment or discrimination on the basis of race, color, sex, sexual orientation, national origin, ancestry, religion, age, disability, medical condition, marital status, gender identity, gender expression, or any other characteristic or criteria protected by law; any claim under Title VII of the Civil Rights Act of 1964 (Title VII, as amended), 42 U.S.C. §§ 2000e, et seq., the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601, et seq., the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. §§ 621 et seq., the Older Workers Benefit Protection Act, the Fair Labor Standards Act (“FLSA”), 29 U.S.C. §§ 201, et seq., the Equal Pay Act, 29 U.S.C.

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§206(a), the Americans with Disabilities Act (“ADA”), 42 U.S.C. §§ 12101, et seq., the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Occupational Safety and Health Act (“OSHA”), the Uniformed Services Employment and Reemployment Rights Act (“USERRA”), 38 U.S.C. §§ 4301-4333, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), 29 U.S.C. §§ 301, et seq., the Vietnam Era Veterans Readjustment Act of 1974, the Immigration Reform and Control Act of 1986, 8 U.S.C. §§ 1101, et seq., the Equal Pay Act, the Labor Management Relations Act, the National Labor Relations Act, the Internal Revenue Code of 1986, as amended, the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. §§ 2101 et seq., the Genetic Information Nondiscrimination Act of 2008 (“GINA”) 42 U.S.C. §§ 2000ff, et seq., the Patient Protection and Affordable Care Act (“ACA”) 42 U.S.C. §§ 18001, et seq., all claims arising under the Sarbanes-Oxley Act of 2002 (Public Law 107-204), including whistleblowing claims under 18 U.S.C.§§ 1513(e) and 1514A, and any and all other foreign, federal, state, or local laws, common law, or case law, including but not limited to all statutes, regulations, common law, and any other applicable law, as such laws are amended from time to time.

This release is intended to be a general release and excludes only those claims under any statute or common law that Executive is legally barred from releasing, as well as (i) claims for workers’ compensation or unemployment benefits and vested retirement or welfare benefits, if any, under any Company sponsored plans; (ii) any right to enforce any term of this Agreement; (iii) any claims based on acts or events occurring after Executive signs this Agreement, except for claims arising from Executive’s employment or separation of employment with Company, which are being released by this Agreement; (iv) the right to file a charge or complaint with, or provide testimony, assistance or participation in, any investigation, proceeding or hearing conducted by any federal, state or local governmental agency, including but not limited to the EEOC; (v) the right to report violations of any law administered by the Occupational Safety and Health Administration (“OSHA”), the Securities and Exchange Commission (“SEC”), or make other disclosures protected under the whistleblower provisions of state or federal law; (vi) any of Executive’s claims, rights or entitlements related to or arising out of any of Executive’s restricted stock units or other stock options or equity holdings, vested or otherwise, as of the Separation Date under any agreement or plan between Executive and any Company Releasee, which, for the avoidance of doubt, includes all equity units maintained in the UP-C structure and the ownership rights of the Executive’s Tax Receivable Agreement (TRA); (vii) claims for indemnification pursuant to any duly executed agreement or plan between Executive and any Company Releasee, including the Indemnification Agreement dated February 4, 2021 (“Indemnification Agreement”); and (viii) any post-employment coverage for Executive under any Company Releasee insurance policy, including (without limitation) any D&O policy or EPL policy. Notwithstanding the foregoing, if an administrative agency or court assumes jurisdiction over any charge or complaint involving claims that are released by Section 4(a), Executive hereby agrees not to accept, recover, or receive any resulting money damages or other relief that otherwise would be due; provided that Executive may receive financial awards from OSHA, SEC, or any other federal agency for reporting possible violations of federal law or regulation in cases where the law prohibits Executives from waiving their rights to receive such payments.

(b)
Company Group’s Release of Claims. In exchange for the consideration provided to Company pursuant to this Agreement, each Company Group Member hereby knowingly and voluntarily releases and forever waives and discharges the Executive Releasors

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from any and all claims, including statutory claims, regulatory claims and claims under this Agreement, demands, debts, obligations, promises, controversies, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, rights, actions and causes of action, losses or liabilities of any nature whatsoever in law and in equity and any other claims, liabilities or matters, known or unknown, suspected or unsuspected, foreseen or unforeseen, whether accrued or contingent, which any Company Group Member had, has or may have against the Executive Releasors, or any of them, from the beginning of time through the Effective Date, including, but not limited to, by reason of, arising out of, connected with, or concerning Executive’s employment or service with the Company and/or separation from the Company or the Employment Agreement except claims that the law does not permit a Company Group Member to waive (collectively, the “Company Released Claims”).

The Company Group’s release is intended to be a general release and excludes only those claims under any statute or common law that a Company Group Member is legally barred from releasing, as well as (i) any rights to enforce the terms of this Agreement, including to enforce the terms of the Plan or the agreements referenced herein; (ii) any claims based on acts or events occurring after the Company signs this Agreement; (iii) claims for or relating to liability, damages or indemnification against Executive which are in any way based on any felony or other criminal conduct by Executive occurring during Executive’s employment; (iv) claims for or relating to violations of U.S. Federal or state securities laws or regulations by Executive or by the Company which were caused by the acts or omissions of Executive; (v) claims based on any fraud, intentional misrepresentation, misappropriation, embezzlement, bribery, forgery, theft, fiduciary duty, alleged violations of applicable statutes, regulations, or other laws by Executive, if and only to the extent any applicable law allows such claims to be brought against Executive personally (including, by way of example only, if Executive meets the definition of “employer” under applicable law in his individual capacity, such as (without limitation) 29 U.S.C. § 203(d)) in connection with his duties and responsibilities to the Company Group, whether such duties or responsibilities were purportedly rendered as an employee, officer or director; or, (vi) any Company Group Member’s claims, rights or entitlements related to or arising out of any of Executive’s restricted stock units or other stock options or equity holdings, vested or otherwise, as of the Separation Date under any agreement or plan between Executive and any Company Releasee, which, for the avoidance of doubt, includes all equity units maintained in the UP-C structure and the ownership rights of the Executive’s Tax Receivable Agreement (TRA). The Company Group’s release does not extend to any defenses to any claims that Executive is not releasing under this Agreement or to any claims that any third-parties may personally bring against Executive. Further, the Company will provide reasonable assistance (but shall not be required to incur any out-of-pocket expenses), at Executive’s request, with regard to tax information and liquidation of any such stock options or equity holdings of Executive.

5.
Consult With an Attorney. The Company hereby advises Executive to consult with an attorney of Executive’s choice (and at Executive’s expense) before Executive signs this Agreement.
6.
Affirmations. Executive represents and agrees by signing below that, other than the Severance Benefits set forth in Section 2 above, Executive (a) has not been denied any leave or benefit requested, and has received all compensation for all hours worked for the Company; (b) is not entitled to any compensation or benefits under any other severance policy or plan maintained

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or followed by the Company; (c) has no known workplace injuries or occupational diseases; (d) is not aware of any alleged violations of the law or the Company’s agreements or policies by Executive or any other employee or other party that have not been reported in writing to the Company’s Chairperson of the Board of Directors; and (e) is not aware of wrongdoing by the Company or its officers, including any alleged corporate fraud that should be reported to authorities.
7.
Confidentiality. The Parties hereto agree that this Agreement and all matters relating to the terms and negotiation of this Agreement are Confidential Information and shall not be disclosed to any other person except as may be mutually agreed to in writing by the Parties, as may be compelled by a valid order of a court of competent jurisdiction, or as may be reasonably necessary to comply with the requirements of federal, state, or local authorities, regulators or codes (including Company disclosure obligations or securities filings), or as related and strictly limited to statements made as part of Executive’s testimony, assistance or participation in an administrative investigation described in Section 4(b) above. The Parties hereto agree that the terms of this Agreement may be disclosed to Executive’s immediate family and each of the Parties’ accounting, payroll, legal, financial, and tax professionals and the appropriate members of the Company’s management or ownership.
8.
Return of Company Property and Company Information. Executive agrees to return, on or before the Separation Date, or earlier if directed by the Company, any and all of Company’s property in Executive’s possession, as well as any and all records, files, correspondence, reports and computer disks relating to the Company’s operations, products and potential products, marketing, research and development, production and general business plans, customer information, accounting and financial information, distribution, sales, and confidential cost and price characteristics and policies in his possession (including on any personal computer).
9.
Non-Disclosure of Confidential Information.
(a)
The term “Confidential Information,” as used in this Agreement, shall mean any and all information (in whatever form and whether or not expressly designated as confidential) relating directly or indirectly to the respective businesses, operations, financial affairs, assets or technology of the Company, including, but not limited to, marketing and financial information, personnel, sales and statistical data, plans for future development, computer programs, information and knowledge pertaining to the products and services offered, inventions, innovations, designs, ideas, recipes, formulas, manufacturing processes, trade secrets, technical data, computer source codes, software, proprietary information, construction, advertising, manufacturing, distribution and sales methods and systems, pricing, sales and profit figures, customer and client lists, and relationships with customers, clients, suppliers, distributors and others who have business dealings with the Company and information with respect to various ingredients, formulas, manufacturing processes, techniques, procedures, processes and methods. Confidential Information also includes information received by Executive from third parties in connection with Executive’s employment by the Company subject to an obligation to maintain the confidentiality of such information. Confidential Information does not include information which (i) becomes generally known to and available for use by the public other than as a result of Executive’s violation of this Agreement; (ii) is or becomes generally available within the relevant business or industry other than as a result of Executive’s violation of this Agreement; or (iii) is or becomes available to Executive on a

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nonconfidential basis from a source other than the Company, which source is not known by Executive, after reasonable inquiry, to be subject to a contractual or fiduciary obligation of secrecy to the Company.
(b)
Executive acknowledges and agrees that all Confidential Information known or obtained by Executive, whether before or after the Separation Date and regardless of whether Executive participated in the discovery or development of such Confidential Information, is the property of the Company. Except as expressly authorized in writing by the Company or as necessary to perform Executive’s services while an employee of the Company, Executive agrees that Executive will not, at any time, for any reason, directly or indirectly, duplicate, use, make available, sell, misappropriate, exploit, remove, copy or disclose Confidential Information, unless such information is required to be produced by Executive under order of a court of competent jurisdiction or a valid administrative or congressional subpoena; provided, however, that upon receipt of any such order or subpoena, Executive shall promptly notify the Company and shall provide the Company with an opportunity at its cost and expense to contest the propriety of such order or subpoena or restrict or condition the disclosure of such Confidential Information or to arrange for appropriate safeguards against any further disclosure by the court or administrative or other body seeking to compel disclosure of such Confidential Information.
10.
Whistleblower Protection. Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Executive from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, that Executive uses Executive’s reasonable efforts to (a) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity and (b) requests that such agency or entity treat such information as confidential. Executive does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosures. In addition, Executive has the right to disclose trade secrets and other confidential information in a document filed in a lawsuit or other proceeding; provided, that the filing is made under seal and protected from public disclosure.
11.
Restrictive Covenants. Executive agrees that during Executive’s employment, Executive has had access to the Company’s Confidential Information. Such access and knowledge would put the Company at an unfair competitive disadvantage were Executive to use it on behalf of another person or entity. Therefore, during the twelve (12) month period following the Separation Date (the “Restriction Period”), Executive agrees that Executive shall not, directly or indirectly, for Executive’s own account, or on behalf of, or together with, any other Person (other than on behalf of the Company):

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(a)
own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, render financial assistance to, be connected as an officer, director, stockholder, employee, partner, member, manager, principal, agent, representative, consultant or otherwise with, use or permit Executive’s name to be used in connection with, or develop products or services for, any Competing Business anywhere in any state of the United States or any other jurisdiction in which the Company conducts business. “Competing Business” means any business and operations that are the same or similar to those performed by the Company Group for which Executive provides services or about which Executive obtains Confidential Information during Executive’s employment or service with the Company Group; notwithstanding the foregoing, it shall not be a breach of this Section 11(a) for Executive to own a passive investment of less than one percent (1%) of a class of stock of a publicly held company that is traded on a national securities exchange or in the over the counter market;
(b)
contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, a customer, supplier or agent of the Company or with which the Company or Executive had contact during Executive’s employment with the Company, to terminate their relationship with the Company, or do any act which may interfere with or result in the impairment of the relationship, including any reduction in sales or purchases, between the Company and such customers, suppliers or agents; or
(c)
contact, solicit, induce or attempt to contact, solicit or induce any Person who is or was, within the one-year period prior to termination of Executive’s employment with the Company, an employee of the Company for the purpose of seeking to have such employee terminate his or her employment with the Company.
(d)
Subject to Section 10, Executive will not, at any time during Executive’s employment with the Company or at any time thereafter, make any statement that is intended to disparage the Company Group or any of its businesses, products, services, directors or officers. The Board shall direct, in writing, the Company’s senior officers and directors, other members of the Company’s senior leadership team, and all the Company’s Board members not to make any statement that is intended to disparage the Executive. Executive acknowledges and agrees that the making of this direction shall satisfy such obligation, and the Company shall have no contractual liability in the event the direction is not followed, except that the Company shall take reasonable corrective action in the event that the Company obtains knowledge of the direction not being followed by a Company employee or Board member acting in his or her capacity for the Company or the Board. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on Executive and the Board shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Board or the Company.
(e)
In the event of a breach or threatened breach of Sections 7, 8, 9 or 11, as the sole exception to mandatory and exclusive arbitration as provided in Section 14, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or temporary or permanent injunctive or other equitable

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relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security), without the necessity of showing any actual damages or that money damages would not afford an adequate remedy. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition to any other relief, the prevailing party in any such action shall be entitled to recover its costs and attorneys’ fees. If a court, or arbitrator, as the case may be in accordance with Section 14, holds that the duration, scope, or area restrictions stated herein are unreasonable, the Parties agree that such court, or arbitrator, as the case may be in accordance with Section 14, shall be allowed and directed to revise the restrictions to cover the maximum reasonable period, scope and area permitted by law.
(f)
For the avoidance of doubt, any post-employment restrictive covenant obligations Executive owes to the Company set forth in this Agreement are specifically and expressly in lieu of all post-employment restrictive covenants Executive owes under the Employment Agreement, Executive’s Employee Proprietary Information, Non-Solicitation and Arbitration Agreement (“Arbitration Agreement”), or otherwise, all of which are specifically waived by the Company and are of no further force or effect with respect to Executive after the Effective Date of this Agreement, save and except Executive’s obligations under the Plan, Executive’s intellectual property obligations and obligation to arbitrate covered claims under the Arbitration Agreement. Further, notwithstanding anything in this Section 11 to the contrary, the Company agrees that, for avoidance of doubt, the phrase “business and operations that are the same or similar to those performed by the Company Group” means such Company Group business and operations that equals more than two-and-one-half percent (2.5%) of the Company Group’s annual revenue as of the Separation Date. Further, notwithstanding anything in this Section 11 to the contrary, the Company also agrees that it shall not be a breach of this Section 11 for Executive to be employed by or provide services or assistance to any venture capital, investment management company, private equity company, or other business in the supply chain industry that is not a Competing Business for purposes of soliciting of investors or providing strategic advice for or in such business, provided that such solicitations do not materially damage or injure the business of the Company, and are not directly in reference to the Company Group. In addition, nothing in this Agreement shall prohibit the Executive from serving as a board member of any supply chain software companies that do not have any revenues related to any Company Group business or operations that equals more than two-and-one-half percent (2.5%) of the Company Group’s annual revenue as of the Separation Date, provided that Executive complies with the provisions of this Section 11. Notwithstanding anything to the contrary, Executive affirms Executive’s confidential information obligations under this Section 11 and further agrees not to directly or indirectly assist any person or entity in investing in, acquiring, or negotiating against the Company Group for three years following the Separation Date.
12.
Acknowledgments. Executive acknowledges and agrees that: (a) Executive has occupied a position of trust and confidence with the Company and has become familiar with Confidential Information; (b) the Confidential Information is of unique, very substantial and immeasurable value to the Company; (c) the Company has required that Executive make the covenants set forth in Sections 7 through 11 herein as a condition to the execution by the Company of this Agreement; (d) the provisions of Sections 7 through 11 are reasonable with respect to duration, geographic area and scope and necessary to protect and preserve the goodwill and ongoing business value of the Company, and will not, individually or in the aggregate, prevent

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Executive from obtaining other suitable employment during the period in which Executive is bound by such provisions; (e) the scope of the business of the Company is independent of location (such that it is not practical to limit the restrictions contained in Sections 7 through 11 to a specified county, city or part thereof); (f) the Company would be irreparably damaged if Executive were to breach the covenants set forth in Sections 7 through 11; and (g) the potential benefits to Executive available under this Agreement are sufficient to compensate Executive fully and adequately for agreeing to the terms and restrictions of this Agreement.
13.
Termination of Benefits for Violating this Agreement. In the event Executive breaches or fails to abide by the terms of this Agreement, then in addition to any other remedies which the Company may have pursuant to this Agreement or in equity or at law, the Company has the right to permanently discontinue the Severance Benefits described in Section 2 above and obtain restitution of any benefits provided to, or on behalf of, Executive pursuant to this Agreement.
14.
Governing Law, Jurisdiction and Costs. The law of the State of Texas shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforcement of this Agreement, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Texas or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Texas. Subject to Section 11(e), any and all disputes arising from or in connection with this Agreement, the Plan, or the Arbitration Agreement shall be subject to mandatory and exclusive arbitration pursuant to Section 10 of the Arbitration Agreement. Should a Party sue another Party in court for a breach of any provision of this Agreement, the prevailing Party, as determined by a court of competent jurisdiction under applicable law, is entitled to recover his/its reasonable attorneys’ fees, costs of court and other expenses of litigation, in addition to any other remedy.
15.
Severability/Modification. If any term, provision or paragraph of this Agreement is determined by a court, or arbitrator, as the case may be in accordance with Section 14, to be invalid or unenforceable for any reason, such court, or the arbitrator, as the case may be in accordance with Section 14, shall have the authority to reform and modify such term, provision or paragraph so as to render it enforceable while maintaining the Parties’ original intent (as reflected herein) to the maximum extent possible and such determination shall be limited to the narrowest possible scope in order to preserve the enforceability of the remaining portions of the term, provision or paragraph, and such determination shall not affect the remaining terms, provisions or paragraphs of this Agreement, which shall continue to be given full force and effect.
16.
No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by either of the Parties or any of the Company Releasees of any liability, or evidence of any liability, wrongful acts or unlawful conduct of any kind against Executive or any other person.
17.
Cooperation. During Executive’s employment with the Company, Executive acknowledges that Executive has been involved in business matters on behalf of the Company. As a further material inducement to the Company to make the payments described herein, after the

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Separation Date, and subject to Section 1(b) above, Executive hereby agrees to, during normal business hours, (a) provide Executive’s full and timely cooperation to the Company regarding its business matters, specifically including but not limited to matters over which Executive had responsibility or in which Executive was involved, as well as any legal, equitable, or business matters or proceedings which involve the Company or any of its Executives, officers, or directors; (b) be reasonably available for questions or inquiries by phone, text, or email, and at the Company’s reasonable request for any meetings or conferences deemed necessary to assist the Company; (c) cooperate in the defense of any actual and potential claims, litigation, inquiry, investigation, or other matter, action, or proceeding filed against the Company or its officers, directors, employees or agents, including but not limited to, any actual or potential claims which may require Executive’s involvement post-employment; and (d) help transition Executive’s role and responsibilities to other Company personnel, and provide information in response to the Company’s requests and inquiries, in connection with Executive’s separation. The Company will pay reasonable travel and other expenses related to Executive’s cooperation in this regard, provided such expenses are pre-approved by the Board of Directors in writing. The Company agrees to provide reasonable advance notice of the need for Executive’s cooperation.
18.
Entire Agreement, Amendment and Construction. This Agreement, together with the Plan, Executive’s intellectual property obligations and obligation to arbitration covered claims under the Arbitration Agreement, Executive’s Indemnification Agreement, and Executive’s rights or entitlements related to or arising out of any of Executive’s restricted stock units or other stock options or equity holdings, vested or otherwise, as of the Separation Date under any agreement or plan between Executive and any Company Releasee, including (without limitation) any restricted stock unit agreements, award agreements, option agreements, the Company’s UP-C structure and Executive’s Tax Receivable Agreement (TRA), represents the entire agreement and understanding of the Parties, and no other oral or written agreements or representations exist. Notwithstanding anything to the contrary, Executive acknowledges and agrees that the Separation Date shall be used for purposes of measuring vesting of Executive’s restricted stock units and other stock options or equity holdings under the applicable governing documentation, and such stock units or other stock options or equity holdings shall not continue to vest thereafter, including during the Consulting Period and the E2open Parent Holdings, Inc. 2021 Omnibus Incentive Plan, As Amended, shall control. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of such Sections. This Agreement shall be construed without regard to the party that drafted it. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Any ambiguity shall not be interpreted against either party but shall, instead, be resolved in accordance with other applicable rules concerning the interpretation of contracts. The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.
19.
Counterparts; Electronic Delivery. This Agreement may be executed and delivered in one or more counterparts and by fax, email or other electronic transmission, each of which to be deemed an original and all of which shall be considered one and the same agreement. No party shall raise the use of a fax machine or email to deliver a signature or the fact that any

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signature or agreement or instrument was transmitted or communicated through the use of a fax machine or email as a defense to the formation or enforceability of this Agreement and each party forever waives any such defense.
20.
Assignment. Company and Company Releasees have the right to assign this Agreement, but Executive does not. This Agreement inures to the benefit of the successors and assigns of the Company and to the Company Releasees, who are intended third-party beneficiaries of this Agreement.
21.
Time to Consider and Revoke. Executive understands that Executive has up to twenty-one (21) days to consider the terms of this Agreement before signing it. Any modifications made to this Agreement, material or not, will not extend the twenty-one (21) days period. Executive must execute this Agreement no sooner than the Separation Date and no later than twenty-one (21) days immediately following the Separation Date. In addition, after Executive signs the Agreement, Executive has the right to revoke and cancel this Agreement for seven (7) days after Executive signs it. Any such revocation must be in writing and postmarked or delivered to the Company’s General Counsel, within seven (7) days of Executive’s signing this Agreement to be effective. This Agreement will be effective, fully binding, enforceable, and irrevocable upon the expiration of the seven-day period if Executive does not revoke it (the “Effective Date”). If Executive does not sign this Agreement, or signs it and then revokes Executive’s signature, this Agreement shall be null and void, and the Company shall have no obligation to provide or pay any of the consideration described in Section 2 above.
22.
Other Representations and Warranties. By executing this Agreement, Executive acknowledges that Executive: (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (ii) has made Executive’s own investigation of the facts and is relying solely upon Executive’s own knowledge; (iii) knowingly waives any claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown; (iv) is entering into this Agreement freely and voluntarily; (v) has carefully read and understood all of the provisions of this Agreement; and (vi) was provided the opportunity to discuss and did discuss all aspects of this Agreement with legal counsel of Executive’s choosing. The Parties stipulate that the Company is relying upon these representations and warranties in entering into this Agreement. These representations and warranties shall survive the execution of this Agreement.

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IN WITNESS WHEREOF, the Parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

E2OPEN PARENT HOLDINGS, INC.

/s/ Jennifer S. Grafton
Date:	October 10, 2023

MICHAEL FARLEKAS

/s/ Michael A. Farlekas
Date:	October 10, 2023

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